                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

         PURCHASE AGREEMENT, entered into as of March 14, 1997, by and among ROBERT V. TAYLOR, as Trustee of the Mary Beth Moorman Trust, dated November 10, 1992, ROBERT V. TAYLOR, as Trustee of the Megan Dale Moorman Trust, dated November 10, 1992, ROBERT V. TAYLOR, as Trustee of the Marsha Kay Moorman Trust, dated November 10, 1992, and ROBERT V. TAYLOR, as Trustee of the Ruth Ann Moorman Trust, dated November 10, 1992 (collectively, the "Moorman Children Trusts" and each being the holder of a limited partnership interest in Remel Limited Partnership (the "Company")), REGIONAL MEDIA LABORATORIES, INC. ("RMLI", being the holder of a limited partnership interest in the Company and a limited liability company interest in Chrisope Technologies, L.C. ("Chrisope L.C.")), RIVERSIDE/REMEL LIMITED PARTNERSHIP ("R/RLP", being the holder of a limited partnership interest in the Company and sole shareholder of Remel Management, Inc. ("RMI", which together with the Moorman Children Trusts, RMLI and R/RLP are hereinafter collectively referred to as the "Remel Partners"), ERIQUEZ FAMILY PARTNERSHIP, L.P. ("Eriquez L.P.") being the holder of a limited partnership interest in Innovative Diagnostic Systems Limited Partnership ("IDS L.P."), Remel Acquisition Co., a Wisconsin corporation (the "Buyer"), and Riverside Partners, Inc. (the "Agent"). Hereinafter from time to time the Moorman Children Trusts, RMLI, R/RLP, and Eriquez L.P. are collectively referred to as the "Sellers"; and Chrisope L.C. and IDS L.P. are collectively referred to as the "Operating Subsidiaries". The obligations of the Buyer under this Agreement are guaranteed by Sybron International Corporation (the "Guarantor") pursuant to a guarantee set forth at the end of this Agreement.


                                  Introduction

         The Remel Partners own in the aggregate one hundred percent (100%) of the issued and outstanding partnership interests of the Company; R/RLP owns in the aggregate one hundred percent (100%) of the issued and outstanding capital stock of RMI; the Company and RMLI own in the aggregate one hundred percent (100%) of the issued and outstanding limited liability company interests of Chrisope L.C.; and the Company (directly and indirectly through its wholly-owned subsidiary, IDS Management, Inc. ("IDS, Inc.", which together with the Operating Subsidiaries are hereinafter collectively referred to as the "Subsidiaries")) and Eriquez L.P. own in the aggregate one hundred percent (100%) of the issued and outstanding partnership interests of IDS L.P.

         The Sellers wish to sell, and the Buyer wishes to buy, all of such partnership interests, limited liability company interests and capital stock, for the purpose of acquiring the businesses conducted by the Company and the Subsidiaries (collectively, the "Business"), on the terms and conditions set forth herein.

     The guaranty provided by the Guarantor is a material inducement to the Sellers to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                  PURCHASE AND SALE OF PARTNERSHIP INTERESTS,
                 CAPITAL STOCK AND LIMITED LIABILITY INTERESTS

     Section 1.01. Purchase and Sale. Based on the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions hereof, at Closing (as hereinafter defined) the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers (a) all of the Company's issued and outstanding partnership interests, except that of RMI (the "Remel Partnership Interests"), (b) all of the issued and outstanding capital stock of RMI, (c) all of the issued and outstanding partnership interests of IDS L.P. which are owned by Eriquez L.P. and (d) all of the issued and outstanding limited liability company interests of Chrisope L.C. which are owned by RMLI (all of the interests and stock referred to in clauses (a) through (d) being hereinafter referred to collectively as the "Remel Entity Interests").


                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

     Section 2.01. Purchase Price. The aggregate purchase price to be paid by the Buyer for the Remel Entity Interests shall be the Final Purchase Price (as hereinafter defined), which shall be payable as set forth below.

     Section 2.02. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a)  "Base Purchase Price" means $155,000,000.

          (b) "Closing Purchase Price" means the Base Purchase Price, adjusted to reflect any adjustments set forth on the Estimated Purchase Price Certificate (as defined in Section 2.03).

          (c)  "Final Purchase Price" means (i) the Base Purchase Price,
(ii) plus the amount, if any, by which Net Asset Value (as hereinafter defined) exceeds $24,435,140 or less the amount, if any, by which Net Asset Value is less than $24,435,140, and (iii) plus the amount of cash (the "Cash") held by the Company and its Subsidiaries immediately prior to the Closing (whether positive or negative), determined in accordance with generally accepted accounting principles, as shown on the Final Balance Sheet.

          (d) "Net Asset Value" means, with respect to the Company and the Subsidiaries, on a consolidated basis, (i) the sum of current assets, deposits (such as security deposits), downpayments for the purchase of assets, equipment in process, property and equipment and other tangible assets, but excluding cash (determined in accordance with generally accepted accounting principles), less
(ii) balance sheet liabilities (other than any portion of any indebtedness to be paid pursuant to Section 2.04), determined as of immediately prior to the Closing, as shown on the Final Balance Sheet and as finally determined in accordance with Section 2.05. Net Asset Value shall be calculated in a manner consistent with the calculation of net asset value as of December 31, 1996 which is set forth on Schedule 2.02(d) hereto and, notwithstanding any generally accepted accounting principle to the contrary, shall not reflect as a liability or obligation the amount of the payment obligations under the Letter Agreements referenced in footnotes 3, 4 and 5 of Schedule 4.16 hereto.

          (e) "Final Balance Sheet" means a consolidated combined balance sheet of the Company and the Subsidiaries as of immediately prior to the Closing, prepared in accordance with generally accepted accounting principles on a basis consistent with the procedures and principles used in the preparation of the Balance Sheet (as hereinafter defined), as finally determined in accordance with
Section 2.05.

     Section 2.03. Preparation of Pre-Closing Estimated Purchase Price Certificate. At least three days before the Closing Date, the Sellers will furnish to the Buyer an estimated Final Balance Sheet and the Sellers' certificate (the "Estimated Purchase Price Certificate") setting forth
(a)_estimated Net Asset Value, (b) estimated Cash and (c) the Sellers' estimated calculation of the Final Purchase Price.

     Section 2.04. Payments at Closing. At the Closing, the Buyer shall make the following payments from the Closing Purchase Price (up to an amount, in the aggregate, equal to the Closing Purchase Price):

          (a) to Heller Financial, Inc. ("Heller") in full satisfaction of the Company's indebtedness thereto;





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          (b)  to RMLI in full satisfaction of the Company's indebtedness thereto;

          (c) to Chrisope Technologies, Inc. in full satisfaction of Chrisope L.C.'s indebtedness thereto;

          (d) to the holders of any other long-term indebtedness in full satisfaction thereof, if applicable;

          (e) $10,000,000 to a mutually acceptable escrow agent (which escrow agent shall be a major commercial bank) to be held pursuant to an escrow agreement in the form of Exhibit 2.04(e) hereto (the "Escrow Agreement") by and among the Agent, the Buyer, and the escrow agent named therein; and

          (f)  the remainder to the Agent, as agent for the Sellers,

in each case by wire transfer of immediately available funds, and in the case of funds wired pursuant to clause (f) above, the Agent will forward to each Seller, such Seller's portion of the Closing Purchase Price (as set forth on Schedule 2.04 hereto), but reduced by the amount which the Agent determines to be necessary to pay expenses of and to reserve for any purchase price adjustments relating to the transactions contemplated hereby, which amount will be applied to pay such expenses and adjustments. Any excess amounts retained by the Agent after payment of expenses will be forwarded to the Sellers who would otherwise be entitled to receive such amounts.

     Section 2.05.  Determination of Final Purchase Price.

          (a) Within 45 days after the Closing Date, the Sellers will deliver to the Buyer: (i) their proposed Final Balance Sheet and (ii) a certificate (the "Final Purchase Price Certificate"), executed by the Agent, stating that such Final Balance Sheet was prepared as provided in Section 2.02 above and setting forth (A) a reconciliation of the changes to the proposed Final Balance Sheet from the estimated Final Balance Sheet, (B) Net Asset Value, (C) Cash and (D) a computation of the Final Purchase Price.

          (b) If the Buyer delivers written notice (the "Disputed Items Notice") to the Agent within 30 days after receipt by the Buyer of the proposed Final Balance Sheet and the Final Purchase Price Certificate, stating that the Buyer objects to any items on the Final Purchase Price Certificate or the proposed Final Balance Sheet, specifying the basis for such objection and setting forth the Buyer's proposed modification to





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the Final Balance Sheet and computation of the Final Purchase Price, the Agent and the Buyer will attempt to resolve and finally determine the Final Purchase Price and agree on a Final Balance Sheet as promptly as practicable.

          (c) If the Agent and the Buyer are unable to agree upon the Final Purchase Price and Final Balance Sheet within 30 days after delivery of the Disputed Items Notice, the Agent and the Buyer will select by lot an independent "Big-6" accounting firm to resolve the disputed items and make a determination of the Final Purchase Price and Final Balance Sheet. Such determination will be made within 60 days after such selection and will be binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Buyer and 50% by the Sellers.

          (d) If the Buyer does not deliver the Disputed Items Notice to the Agent within 30 days after receipt by the Buyer of the Final Purchase Price Certificate, the Final Purchase Price specified in the Final Purchase Price Certificate and the Final Balance Sheet will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

          (e) At such time as the Final Purchase Price is finally determined, either (i) the Buyer shall pay to the Agent, for the account of the Sellers, an aggregate amount equal to the excess of the Final Purchase Price over the Closing Purchase Price, plus interest on such excess calculated from the Closing Date at 8% per annum, or (ii) the Agent, on behalf of the Sellers, shall pay the Buyer an amount equal to the excess of the Closing Purchase Price over the Final Purchase Price, plus interest on such excess calculated from the Closing Date at 8% per annum.

          (f) The Buyer shall make available to the Sellers and their representatives at all times all books, records and personnel (including without limitation the Company's chief financial officer) of the Company and the Subsidiaries (including their outside auditors) in connection with the preparation of the Final Balance Sheet and the determination of the Final Purchase Price under this Section 2.05.

     Section 2.06. Allocation. The Final Purchase Price shall be allocated among the assets of the Company and the Subsidiaries as reflected on
Schedule 2.06.  It is agreed by the parties that





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such allocation was arrived at by arm's-length negotiation and in the judgment of the parties properly reflects the fair market value of such assets. It is agreed that the allocations under this Section 2.06 will be binding on all parties for federal, state, local and other tax purposes in connection with the transactions contemplated by this Agreement, and will be consistently reflected by each party on his or its tax returns.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE SELLERS

     Each Seller hereby severally represents and warrants to the Buyer that each of the statements contained in this Article III is true and correct as of the date hereof:

     Section 3.01. Title. Such Seller is the record and beneficial owner of the Remel Entity Interests set forth on Schedules 4.02 and 4.03 as being owned by such Seller. Such Seller will have at the Closing, good, marketable and unencumbered title to the Remel Entity Interests to be sold by such Seller hereunder and full legal right, power and authority to enter into this Agreement and sell, transfer, assign and deliver such Remel Entity Interests as herein agreed. Buyer will, on transfer and delivery of the Remel Entity Interests at the Closing, acquire good and marketable title to such Remel Entity Interests, free and clear of any liens, encumbrances, security interests, claims of other persons or restrictions on transfer other than restrictions under generally applicable securities laws and other than liens, encumbrances, security interests, claims of other persons or restrictions on transfer caused by actions of the Buyer. Such Seller has not granted any option or right, and is not a party to any other agreement, which requires, or upon the passage of time or payment of money, or occurrence of any other event, may require such Seller to transfer any of the Remel Entity Interests being sold by such Seller to anyone other than the Buyer except for security interests granted to Heller which shall terminate at the Closing.

     Section 3.02. Due Issuance. The Remel Entity Interests held by such Seller are duly authorized, validly issued, and, in the case of the capital stock of RMI, fully paid and nonassessable.

     Section 3.03. Validity and Enforceability. This Agreement is, and each of the other agreements and instruments of such Seller contemplated hereby will be, the valid and binding obligations of such Seller, enforceable in accordance with their





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respective terms.  The execution and performance of this Agreement and the other instruments and agreements contemplated hereby by such Seller will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, or contract, agreement, instrument, judgment, decree or order to which such Seller is a party or by which such Seller is bound except for such violations, conflicts or defaults which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          Section 3.04. Authorizations or Approvals. No governmental authorizations or approvals, other than those listed on Schedule 3.04, are required to permit such Seller to fulfill all its obligations under this Agreement.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                CONCERNING THE COMPANY, RMI AND THE SUBSIDIARIES

     The Sellers hereby jointly and severally represent and warrant to the Buyer that each of the statements contained in this Article IV is true and correct as of the date hereof:

     Section 4.01.  Organization, Power and Standing.

          (a) The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has full partnership power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. True and complete copies of the Certificate of Limited Partnership of the Company and of the First Amended and Restated Agreement of Limited Partnership of the Company, each as amended to date (the "Partnership Documents"), have been delivered to the Buyer by the Sellers.

          (b) RMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. RMI has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. True and complete copies of the Certificate of Incorporation and Bylaws of RMI, each as amended to date (the "RMI Charter Documents") have been delivered to the Buyer by the Sellers.

     Section 4.02. Subsidiaries. Except as disclosed on Schedule 4.02, the Company and RMI have no subsidiaries and do not, directly or indirectly, own or have the right to acquire any





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equity interest in any other corporation, partnership, joint venture, trust or other business organization, except in the ordinary course of business. The record and beneficial owners of all of the issued and outstanding capital stock, partnership interests and limited liability company interests, as applicable, of each of the Subsidiaries is as listed on Schedule 4.02. Each of the Subsidiaries is duly formed, validly existing and in good standing under the laws of its state of organization, as set forth on Schedule 4.02. Each of the Subsidiaries has full corporate or partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its portion of the Business as such business is now conducted. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue additional capital stock, partnership interests or limited liability company interests, as applicable.

     Section 4.03. Capitalization. Schedule 4.03 sets forth (a) a complete and accurate list of the partners of the Company and their respective issued and outstanding partnership interests in the Company and (b) a complete and accurate list of the shareholders of RMI and their respective issued and outstanding equity interests in RMI. Except as set forth on Schedule 4.03, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company or RMI to issue or purchase shares of its partnership interests or capital stock, as applicable, or other securities.
Upon acquisition of the Remel Entity Interests hereunder, the Buyer will own, directly or indirectly, one hundred percent (100%) of the (a) issued and outstanding partnership interests of the Company, (b) issued and outstanding capital stock of RMI, and (c) issued and outstanding capital stock, partnership interests and limited liability company interests, as applicable, of the Subsidiaries.

     Section 4.04. Qualification in Foreign Jurisdictions. Schedule 4.04 sets forth a complete and accurate list of each jurisdiction in which the Company and each Subsidiary is duly qualified or licensed and in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, duly authorized to do business and in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not materially and adversely affect the Company and its Subsidiaries, taken as a whole.





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     Section 4.05.  Financial Statements.

          (a) The Company has delivered to the Buyer audited, consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1995 and December 31, 1996 (the "Balance Sheet Date", such consolidated balance sheet as at the Balance Sheet Date being hereinafter referred to as the "Balance Sheet") and audited, consolidated statements of income and changes in financial position of the Company and its Subsidiaries for the years then ended. Such financial statements and the notes thereto fairly present the financial condition of the Company and its Subsidiaries at the respective dates thereof and the results of operations for the periods then ended, and were prepared in accordance with the books and records of the Company and its Subsidiaries in conformity with generally accepted accounting principles consistently applied during the periods covered thereby.

          (b) To the knowledge of the Sellers, the Company and its Subsidiaries have no material liabilities or indebtedness, contingent, absolute, accrued, or otherwise, other than (i) as set forth on the Balance Sheet or to be set forth on the Final Balance Sheet, (ii) as set forth on any Schedule to this Agreement,
(iii) to the extent arising in the ordinary course of the Business of the Company and its Subsidiaries and not required to be set forth in any Schedule hereto, (iv) taxes that are not yet due, (v) performance and payment obligations incurred under agreements of the Company and its Subsidiaries which are not required under generally accepted accounting principles to be set forth on the Balance Sheet or the Final Balance Sheet, and (vi) obligations under applicable law including Environmental Laws (as hereinafter defined).

     Section 4.06.  Absence of Certain Changes.  Since the Balance Sheet Date,
(a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice and
(b) there has been no event, circumstance or condition relating specifically to the Company or any Subsidiary (rather than to general economic conditions or generally to the industries in which they operate) which materially and adversely affects or is likely to materially and adversely affect the Company and its Subsidiaries, taken as a whole.

     Section 4.07. Taxes. The Buyer has been provided with true and correct copies of the original and amended tax returns of the Company for all open years. The Company and its Subsidiaries have prepared and filed when due all federal, state and other tax and/or information returns required by law to be filed and has





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

paid when due all taxes, assessments and other governmental charges levied upon any of its properties, assets, income or franchises shown to be due thereon, other than those not yet delinquent. All such returns are true and correct in all material respects. Neither the Company nor any Subsidiary has ever executed any waiver that would have the effect of extending any applicable statute of limitations in respect of any of its tax liabilities. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate, and neither the Company nor any Seller knows of any unpaid assessment or of any reasonable basis for the assessment against the Company of any additional taxes, penalties or interest for any fiscal period or any pending or threatened tax examination or audit by any federal, state or local taxing authority. All taxes and other assessments and levies which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity, other than any that if not withheld or collected or paid would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. There are no tax liens or claims pending or, to the knowledge of the Sellers, threatened against the Company, its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Sellers, the Company or any other corporation or entity (other than the Subsidiaries).

     Section 4.08. Personal Property, Etc. Except as listed on Schedule 4.08, the Company and each Subsidiary has good and marketable title or a valid leasehold or license interest in each item of personal property used primarily by it in the Business, and which is material to the Company and its Subsidiaries, taken as a whole, free and clear of any security interests or encumbrances of every kind, nature and description, except for such as are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and all material operating assets of the Company and each Subsidiary are in good operating condition and repair, normal wear and tear excepted. The assets and properties of the Company and its Subsidiaries are adequate to conduct their respective operations as currently conducted. The inventory to be included on the Final Balance Sheet will be current, merchantable, usable, and as to finished goods, resalable at normal prices and discounts in the ordinary course of business, excluding inventory which may thereafter be written off in the ordinary course of business and consistent with past practice. The quantity of said inventory on the Closing Date will be at a level consistent with the past practice of the Business.





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


     Section 4.09. Real Property. The Company and/or its Subsidiaries have good and marketable title to the real property listed on Schedule 4.09(a), subject to liens and title imperfections shown on Schedule 4.09(a). Schedule 4.09(b) describes each interest in real property leased by the Company and its Subsidiaries, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased. The Company and each Subsidiary enjoys peaceful and quiet possession of its leased premises and has not received any notice asserting the existence of a default under any such leasehold. The Company has not been informed that the lessor under any of such leases has taken action or threatened to terminate the lease before the expiration date specified in the lease. Except as shown on Schedule 4.09(b), the transactions contemplated by this Agreement will not cause a default under any such lease or entitle the lessor of any real property leased by the Company or any Subsidiary to terminate the lease on such property prior to that expiration date.

     Section 4.10. Intellectual Property, Etc. Schedule 4.10 hereto sets forth a list of all the material patents, trademarks, service marks, trade names, copyrights, licenses, and royalty agreements and other rights with respect to the foregoing (collectively, with any registrations and applications with respect to the issuance or granting of any of the foregoing, the "Intellectual Property") owned or used by the Company and its Subsidiaries. To the knowledge of the Sellers, said Intellectual Property includes all material intellectual property of the kinds specified above used in or necessary for the operation of the Business. All Intellectual Property shown as registered in Schedule_4.10 has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. The Company or its Subsidiaries, as applicable, hold all interests in the Intellectual Property purported to be owned by them, except to the extent that the failure to hold such interests would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. To the knowledge of the Sellers, neither the Intellectual Property, the other assets of the Company or its Subsidiaries, nor the Business infringes on any intellectual property rights of others, except to the extent that any such infringement would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Sellers know of no facts which would render any of the Intellectual Property invalid or unenforceable. Except as listed on Schedule 4.10 the Company has not been notified of any material claim by any person that the Company or any Subsidiary is violating any trademark,





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

service mark, trade name or patent owned by any other person or that it is using any name which is confusingly similar to that of any other person.

     Section 4.11.  Information Relating to Material Contracts and Commitments.
Schedule 4.11 hereto sets forth for the Company and its Subsidiaries a complete and accurate list and compilation of all of the following contracts, agreements (written or unwritten), and instruments, except those which will be terminated at or before the Closing:

          (a) contracts with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise, involving more than $100,000 or which place any material limitation on the method of conducting or scope of the Company's business, including agreements containing covenants not to compete other than purchase orders and similar commitments and obligations for the purchase or sale of goods or services in the ordinary course of business;

          (b) contracts of the Company or any Subsidiary with partners, officers, employees, agents and/or consultants of the Company or any Subsidiary or the spouses or relatives of such persons involving annual payments in excess of $75,000;

          (c) agreements, contracts or instruments of the Company or any Subsidiary relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money;

          (d) agreements relating to any securities of the Company or any Subsidiary or rights in connection therewith;

          (e) contracts and other agreements for the sale of any of the Company's or any Subsidiary's material assets or properties other than in the ordinary course of business; and

          (f) contracts otherwise material to the Company and/or its Subsidiaries.

All of the foregoing are herein called "Material Contracts." Except as set forth in Schedule 4.11, there have been no material amendments or side or supplemental arrangements to or in respect of any Material Contract. The Company has made available to the Buyer true and correct copies of all Material Contracts. Each Material Contract is valid and in full force and effect as to the Company and the Subsidiaries, as applicable, and, to the knowledge of the Sellers, each other party thereto, and the Company and the Subsidiaries, as applicable, have performed all





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

material obligations required to be performed by them thereunder. Except as set forth on Schedule 4.11, neither the Company nor any Subsidiary is in material default under or in breach or violation of any material term of any Material Contract, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such default, breach or violation of any Material Contract or give any party the right to terminate any Material Contract. To the knowledge of the Sellers, no third party is in material default under any material provision of any Material Contract.

     Section 4.12. Litigation. Except as disclosed on Schedule 4.12, there is not now nor has there been since January 1, 1995 (or, in the case of each Subsidiary, the date (if later) on which such Subsidiary was acquired by the Company), any litigation pending or, to the knowledge of the Sellers, threatened against the Company or any Subsidiary, other than any which has not had or would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Section 4.13. Required Consents, Etc. Except as set forth on Schedule 4.13, no consent, order, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of the Company for or in connection with the execution and delivery of this Agreement or sale of the Remel Entity Interests pursuant hereto, except for those which, if not obtained, would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Section 4.14. Licenses and Permits. Schedule 4.14 hereto sets forth a list of all licenses, permits and authorizations of governmental authorities held by the Company or any Subsidiary which are material to their businesses (collectively, the "Authorizations"). The Company and its Subsidiaries are in material compliance with all Authorizations, and all of the Authorizations are in full force and effect.

     Section 4.15. Compliance with Law. The Company, its Subsidiaries, and their respective products and operations are in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies, specifications, permits, approvals, registrations, requirements and guidelines applicable to them, except where noncompliance would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole (and except as to Environmental Laws, which are referred to in Section 4.21). The Company and its Subsidiaries have paid when due all applicable fees, renewals, reports, and other similar obligations with respect to their Business operations and their products. Neither the Company nor any Subsidiary has received any deficiency notice that the Business or its products do not satisfy any material requirements under any law, including those relating to good manufacturing practices, device listing, establishment registration, product and/or label registration, and product marketing clearance.

     Section 4.16.  Employees and Compensation.

          (a) Except as described on Schedule 4.16(a) hereto, no employees of the Company, RMI or any Subsidiary are represented by any union; and to the knowledge of the Sellers, there is no labor strike, slowdown, stoppage or organizational effort pending or, threatened against the Company, RMI or any Subsidiary.

          (b) Schedule 4.16(b) sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company, RMI or any Subsidiary whose annual cash compensation exceeds $75,000 and (ii) any other form of compensation (other than salary or customary benefits) paid or payable by the Company, RMI or any Subsidiary to each such person for the current fiscal year.

     Section 4.17.  Benefit Plans.

          (a) Schedule 4.17 hereto sets forth all material employee benefit plans, agreements and arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company, RMI or any Subsidiary for the benefit of employees of the Company, RMI or any Subsidiary, or with respect to which the Company, RMI or any Subsidiary has a material liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA) (the "Benefit Plans").

          (b) With respect to each Benefit Plan, the Company has made available to Buyer true and complete copies of: (i) any and all plan texts and agreements; (ii) any and all summary plan descriptions and material modifications thereto; (iii) the two most recent annual reports, if applicable;
(iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination letter received from the Internal Revenue Service (the "Service"), if applicable.

          (c) Except as set forth on Schedule 4.17, with respect to each Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company, RMI, any Subsidiary, or any Benefit Plan may be liable or otherwise damaged in any material respect; (iii) no material disputes are pending or threatened; and (iv) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company, RMI, any Subsidiary, or any Benefit Plan may be liable or otherwise damaged in any material respect.

          (d) Except as set forth on Schedule 4.17, no Benefit Plan is subject to Title IV of ERISA.

     Section 4.18. Banking Relations; Powers of Attorney. All material arrangements which the Company or any Subsidiary has with any banking institution are described on Schedule 4.18 indicating with respect to each of such arrangements the type of arrangement maintained and the person or persons authorized in respect thereof. Neither the Company nor any Subsidiary has granted a power of attorney or other banking authority to any person except as indicated on Schedule 4.18.

     Section 4.19. Insurance. The Company, its Subsidiaries and their respective businesses, properties and/or employees are insured under the insurance policies listed on Schedule 4.19, all of which are valid and in full force.

     Section 4.20. Brokers. Except for Goldman (whose fee will be borne by the Sellers), the Company, its Subsidiaries and the Sellers have not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and neither the Sellers, the Company nor its Subsidiaries are under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any agreement of the Sellers, the Company or its Subsidiaries.

     Section 4.21.  Compliance with Environmental Laws.  Except as set forth on
Schedule 4.21:

          (a) All of the Company's and its Subsidiaries' current operations are, and have been at all times, in compliance with all Environmental Laws (as hereinafter defined), except where any failure to comply would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. There are no past or present (or, to the knowledge of Sellers, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) which, in connection with the Business, may interfere with or prevent material compliance or continued material compliance with Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or
(ii) which may subject the Company to damages (including liability under CERCLA), penalties, injunctive relief, or cleanup costs under any Environmental Laws or pursuant to any third-party claim, or which require or are likely to require reporting, cleanup, removal, remedial action, or other response pursuant to Environmental Laws or a third party claim. The Company and its Subsidiaries have obtained all permits, licenses and authorizations required under applicable Environmental Laws, and the Company and its Subsidiaries and their respective operations are in compliance with the terms and conditions of any required permits, licenses and authorizations, in each case except where any failure would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

          (b) None of the Company's and its Subsidiaries' operations have involved the use, handling, manufacture, treatment, processing, storage, generation, release, discharge dumping or disposal of any Hazardous Substances (as hereinafter defined), except in compliance in all material respects with all applicable Environmental Laws, in each case except where any failure to comply would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

          (c) There is no pending or, to the knowledge of the Sellers, threatened Environmental Claim (as hereinafter defined) against the Company or any Subsidiary.

          (d) There has been no release by the Company or its Subsidiaries of any Hazardous Substances at, on or under any property owned or leased by them which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or would require cleanup or remedial action under Environmental Laws.

          (e) To the knowledge of the Sellers, there are no underground storage tanks, active or abandoned, on or under any property leased or owned by the Company or its Subsidiaries.

          (f) The Company and the Subsidiaries possess all permits, licenses, and approvals, if any, required under applicable Environmental Laws in connection with the conduct of the Business, except those which the failure to possess would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

          (g) To the knowledge of the Sellers, no off-site location at which the Company or any Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither the Company nor any Subsidiary has received any written notice with respect to any off-site location, or potential or actual liability or a written request for information under or relating to CERCLA or any comparable state or local law.

     As used herein, the following terms shall have the meanings indicated below:

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. Section 9601, et seq., and the rules, regulations and orders promulgated thereunder.

     "Environmental Laws" shall mean all federal, state, local, and other applicable statutes, regulations, rules, codes, ordinances, restrictions, requirements, orders, decrees, or consents relating to the Environment or the use, disposal, existence, or release of any Hazardous Substances, including but not limited to any and all laws concerning, affecting, controlling, or directly relating to, whether in whole or in part, air pollutants, water pollutants, process waste water, or Hazardous Substances.

     "Environment" shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

     "Hazardous Substances" shall mean any substance which is a "hazardous substance", "hazardous waste", "toxic substance", "toxic waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), and including without limitation, which contains polychlorinated biphenyl, asbestos, or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

     "Environmental Claim" shall mean any litigation, claim, proceeding, order, directive, summons, complaint or citation, from any governmental authority or any third person relating to

Environmental Laws or Hazardous Substances.

     For purposes of this Section 4.21, the terms "Company" and "Subsidiaries" include, where appropriate, the predecessors to said entities.

     Section 4.22.   Products.

          (a) The products of the Business meet in all material respects the product and/or process specifications (including product testing procedures) that they purport or are required to meet.

          (b) The products of the Business satisfy and possess in all material respects applicable governmental agency requirements, including registration, notice, and label requirements.

          (c) All instances of product warranty and product liability claims involving amounts in excess of $15,000 per occurrence (and all product recalls regardless of amount) that have occurred and for which notice has been received by the Company or any Subsidiary within the past three years (or, in the case of each Subsidiary, since the date (if later) on which such Subsidiary was acquired by the Company) are listed on Schedule 4.22(c) hereto.

          (d) Sellers know of no existing facts or circumstances that would likely cause a material product warranty claim or product liability matter to occur prior to or after the Closing Date.

     Section 4.23. Disclosure. The representations and warranties of the Sellers contained in this Agreement and the information included in the Schedules hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made.



                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer hereby represents and warrants to the Sellers that each of the statements contained in this Article V is true and correct:

     Section 5.01. Organization, Power and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite power and authority (corporate and otherwise) to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

     Section 5.02. Power and Authority Relative to Transaction. The Buyer has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby and none of such actions will violate any provision of law or of the Certificate of Incorporation, as amended, or by-laws of the Buyer or will result in any breach of any agreement, mortgage, instrument, order or judgment to which the Buyer is a party or by which its assets may be bound.

     Section 5.03. Valid and Binding Obligation. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by the Buyer in accordance herewith will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms.

     Section 5.04. Brokers. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

     Section 5.05.  Investment Representations.

          (a) The Buyer is acquiring the Remel Entity Interests for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Remel Entity Interests in violation of the Securities Act of 1933, as amended (the "Securities Act"), any rule or regulation under the Securities Act, or any state securities laws.

          (b) The Buyer has had such opportunity as it has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company as is necessary to permit the Buyer to evaluate the merits and risks of its investment in the Company and its Subsidiaries.

          (c) The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Remel Entity Interests and to make an informed investment decision with respect to such purchase.

          (d) The Buyer understands that the Remel Entity Interests have not been registered under the Securities Act and are therefore "restricted securities" within the meaning of Rule 144 under the Securities Act, and the Remel Entity Interests cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

     Section 5.06. Financing. The Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement.


                                   ARTICLE VI
                                   COVENANTS

     Section 6.01.  Access to Information; Confidentiality.

          (a) The Sellers shall, and shall cause the Company and its Subsidiaries to, permit the Buyer and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, books and records of the Company and its Subsidiaries and to the following employees: Dale T. Moorman, Edward Sztukowski, Mary Nichols, Daniel Clark, Robert Taylor, Darrell Spencer and Louis Eriquez. Any such access shall be subject to such reasonable limitations as the Sellers may require to prevent disclosure of the transactions contemplated hereby.

          (b) The confidentiality agreement between the Guarantor and the Company dated November 13, 1996 shall remain in full force and effect and shall be applicable to the Buyer and enforceable by the Sellers.

     Section 6.02. Conduct of Business. Between the date of this Agreement and prior to the Closing, unless the Buyer shall otherwise consent in writing:

          (a) Required Actions. The Sellers shall cause the Company, RMI and each Subsidiary to do the following:

               (i) maintain their respective partnership, corporate and limited liability company existences; and

              (ii) conduct their businesses only in the ordinary course consistent with past practice.

          (b) Prohibited Actions. The Sellers shall not permit the Company, RMI or any Subsidiary to do any of the following:

               (i)  effect any material amendment to the Partnership Documents,
                    the RMI Charter Documents or the   respective organizational
                    documents of the Subsidiaries;

              (ii) acquire or dispose of any material properties or assets except in the ordinary course of business consistent with past practice; or

             (iii) subject any of their properties or assets to any additional material mortgage, pledge, security interest or lien.

     Section 6.03. Consents and Approvals. The Sellers and the Buyer shall cooperate and use all reasonable efforts to obtain all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations or otherwise. The Sellers and the Company shall use diligent efforts to obtain all consents to the transactions which are subject to this Agreement which are required by any of the agreements or leases listed on Schedules 4.11 and 4.13. If and when reasonably requested by the Buyer, the Sellers shall cooperate with the Buyer to assist Buyer in obtaining consents it may need in the future in connection with a proposed reorganization of the Buyer.

     Section 6.04. HSR Act Filings. To the extent required in connection with the transactions contemplated by this Agreement, each of the Buyer and the Sellers shall promptly (and in any event no later than 10 days after the date hereof) make any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

     Section 6.05.  Resignations.  If so requested by the Buyer at least five
(5) days prior to Closing, the Sellers shall cause each officer and member of the Board of Directors of RMI and IDS Management, Inc. to tender his or her resignation as such director or officer effective as of the Closing.

     Section 6.06. Reasonable Efforts. All parties hereto agree to use all reasonable good faith efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

     Section 6.07. Publicity. All general notices, releases, statements and communications to employees, suppliers, and customers of the Business and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Sellers; provided, however, that any party shall be entitled to make a public announcement of the proposed transactions if, in the opinion of its counsel, such announcement is required to comply with any law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other party with respect to such announcement and give reasonable prior notice of its intent to issue such an announcement; and further provided, that no such announcement will include information about the amount of the purchase price hereunder except for any such announcement which (a) is made after the Closing Date or (b) if made prior to the Closing Date, is required to be disclosed in connection with the filing of a Form 10-Q with the Securities and Exchange Commission.

     Section 6.08. Environmental Investigation. The Sellers will allow the Buyer to conduct environmental site assessments on the Company's and the Subsidiaries' real property under the terms of an access agreement in the form attached hereto as Exhibit 6.08.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING

     Section 7.01. Conditions Precedent to Buyer's Obligations. The obligation of Buyer to purchase the Remel Entity Interests is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

          (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties contained in Articles III and IV shall be true and correct in all material respects at and as of the Closing, the Sellers shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are to be performed by Sellers on or before the Closing Date, and the Buyer shall have received a certificate signed by the Sellers to such effect.

          (b) Required Consents. The Sellers will have obtained all consents to the transactions which are the subject of this Agreement which are required by any of the agreements or leases listed on Schedules 4.11 and 4.13 and marked on such Schedules with an asterisk.

          (c) No Injunction, etc. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending or threatened litigation to such effect or seeking damages from the Buyer or the Company if the transactions which are the subject of this Agreement are completed.

          (d) Legal Opinions from Counsel for Sellers. Buyer shall have received the written opinion of Choate, Hall & Stewart, counsel for the Company and the Sellers, dated as of the Closing Date and in the form of Exhibit 7.01(d) (the "Choate Hall Opinion").

          (e) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired.

          (f)    Actions at Closing.  The actions and deliveries contemplated by
Section 8.02 shall have been fulfilled.

     Section 7.02. Conditions Precedent to Sellers' Obligations. The obligation of the Sellers to sell the Remel Entity Interests is subject to the fulfillment of the following conditions on or prior to the Closing Date:

          (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties of the Buyer contained in Article V shall be true and correct in all material respects at and as of the Closing, the Buyer shall have performed, on or before the date of Closing, all obligations under this Agreement which by the terms hereof are to be performed by Buyer on or before the date of Closing, and the Sellers shall have received a certificate signed by an authorized officer of Buyer to such effect.

          (b) Legal Opinion from Counsel for Buyer. Sellers shall have received the written opinion of Quarles & Brady, counsel for Buyer, dated the Closing Date, in form of Exhibit 7.02(b) hereto (the "Buyer's Counsel Opinion").

          (c) No Injunction, etc. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending or threatened litigation to such effect or seeking damages from any Seller or the Company if the transactions which are the subject of this Agreement are completed.

          (d) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired.

          (e)    Actions at Closing.  The actions and deliveries contemplated by
Section 8.03 shall have been fulfilled.


                                  ARTICLE VIII
                                    CLOSING

     Section 8.01. Date and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on April 30, 1997 or such later date as is seven (7) days after all conditions to Closing contemplated by this Agreement have been satisfied or waived, at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts or at such other time and place as the parties may mutually agree in writing (the "Closing Date").

     Section 8.02. Deliveries at Closing by the Sellers. At the Closing, provided the Buyer has fully performed its obligations hereunder, Sellers shall deliver or cause to be delivered to Buyer the following:

          (a) amendments to the Partnership Documents whereby the Remel Partnership Interests are transferred to Buyer;

          (b) certificates representing all of the issued and outstanding shares of capital stock of RMI, duly endorsed for transfer or with duly executed stock powers attached, together with a new certificate or certificates duly issued in the name of the Buyer representing all of the shares of such capital stock;

          (c) amendments to the Agreement of Limited Partnership of IDS L.P. whereby all of such Subsidiary's issued and outstanding partnership interests held by Eriquez L.P. are transferred to the Buyer;

          (d) amendments to the Operating Agreement of Chrisope L.C. whereby all of such Subsidiary's issued and outstanding limited liability company interests held by RMLI are transferred to the Buyer;

          (e)   the Choate Hall Opinion;

          (f) a release and waiver from Dale T. Moorman with respect to his employment and employment agreement with the Company;

          (g) a release and waiver from Edward Sztukowski with respect to options to acquire partnership interests in the Company;

          (h) a five year noncompetition agreement, in form and substance reasonably acceptable to Buyer, from Dale T. Moorman (it being agreed that the form set forth in his employment agreement with the Company qualified by the proviso set forth in Section 12.12 would be acceptable);

          (i)   the Escrow Agreement; and

          (j) such other instruments of transfer or other ancillary closing documents as the Buyer or its counsel may reasonably request.

     Section 8.03. Deliveries at Closing by Buyer. At the Closing, provided Sellers have fully performed all of their obligations hereunder, Buyer shall deliver or cause to be delivered to Sellers the following:

          (a)   payment of the Closing Purchase Price as provided in
     Section 2.02;

          (b) certified copies of resolutions duly adopted by the Buyer's Board of Directors approving and authorizing the transactions provided for in this Agreement, the execution hereof and the performance of all acts required herein, accompanied by an appropriate certificate of incumbency;

          (c)   the Buyer's Counsel Opinion;

          (d)   the Escrow Agreement; and

          (e) such ancillary closing documents as the Sellers or their counsel may reasonably request.

                                   ARTICLE IX
                               FURTHER ASSURANCES

     Section 9.01. Further Assurances. Following the Closing, the Sellers shall execute and deliver to the Buyer such documents and take such other actions as the Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Buyer good title to the Remel Entity Interests being transferred hereunder.


                                   ARTICLE X
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     Section 10.01. Survival. The Sellers and the Buyer agree that the representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months, and no claim for indemnification resulting from the breach of any representation, warranty, covenant or agreement set forth herein or in any certificate delivered pursuant hereto shall be made more than twelve (12) months after the Closing Date.

     Section 10.02. Indemnification of Buyer. Subject to Section 10.01, the Sellers agree to indemnify the Buyer and hold it harmless against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorneys' fees (collectively, "Losses") which arise or result from any breach of any of the Sellers' representations or warranties contained herein or in any certificate delivered pursuant hereto or the failure of the Sellers to perform any of their covenants or agreements contained herein or in any certificate delivered pursuant hereto. Notwithstanding the foregoing,

          (a) the Sellers shall have no obligation to make indemnification payments hereunder that exceed in the aggregate (i) $10,000,000;


          (b) the Sellers shall have no obligation to indemnify or hold harmless the Buyer with respect to any single Loss which is less than $100,000 (it being agreed upon that notwithstanding the terms "material" and "material taken as a whole", any Loss in excess of $100,000 shall be an indemnifiable Loss, subject to the other limitations contained herein);

          (c) the Sellers shall have no obligation to indemnify or hold harmless the Buyer except to the extent that the aggregate amount of Losses incurred by the Buyer (excluding Losses for which indemnification would not be available as a result of clause (b) above) exceeds $1.5 million (subject to the other limitations contained in this Article X);

          (d) each Seller shall be liable severally, and not jointly, for all Losses arising out of any breach of such Seller's representations and warranties contained in Article III, for an amount not to exceed such Seller's pro rata share of the aggregate indemnification obligation set forth in Subsection 10.02(a), provided that each Seller shall be liable severally, and not jointly, for all Losses arising out of any breach of the representations and warranties contained in Section 3.01 and the first sentence of Section 3.03 for an amount not to exceed such Seller's pro rata share of the Final Purchase Price;

          (e) the Sellers shall not be obligated to indemnify or hold harmless the Buyer with respect to Losses relating to Environmental Laws, Environmental Claims or any breach of the representations and warranties contained in Section 4.21, except to the extent such Losses represent amounts actually incurred by the Buyer for the performance of remedial action or the payment of any fine, penalty or damage award in each case ordered by any court or governmental agency or in reasonable settlement of a claim of noncompliance with any Environmental Laws asserted by any governmental agency or other third party (and related out-of-pocket fees and expenses);

          (f) the Sellers shall not be obligated to indemnify or hold harmless the Buyer with respect to Losses arising out of breaches of the representations or warranties of the Sellers known by the Buyer at or prior to the date of this Agreement;

          (g) except for amounts referred to in the proviso to Subsection 10.02(d), the sole source for payment of any amounts payable by the Sellers in respect of indemnifiable Losses shall be the amount held by the Escrow Agent under the Escrow Agreement.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer is entitled to assert a claim for indemnification, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by the Buyer, the Company or any Subsidiary in respect of such Losses (which recoveries the Buyer agrees to use diligent efforts to obtain) and the amount of any net tax benefit related thereto. If an indemnification payment is received by the Buyer, and the Buyer, the Company or any Subsidiary later receives insurance proceeds, other third party recoveries, or net tax benefits in respect of the related Losses, the Buyer shall immediately pay to the Agent, for the account of the Sellers that made such indemnification payment, a sum equal to the lesser of (i) the actual amount of insurance proceeds, other third party recoveries, or net tax benefit or (ii) the actual amount of the indemnification payment previously paid by the Sellers with respect to such Losses.

     Section 10.03. Indemnification of Sellers. Subject to Section 10.01, Buyer agrees to indemnify the Sellers and hold the Sellers harmless against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorneys' fees) which arise or result from or are related to any breach or inaccuracy of any of Buyer's representations and warranties, or the failure of the Buyer to perform any of its commitments, obligations, covenants or conditions hereunder.

     Section 10.04. Procedure for Indemnification. Any party making a claim for indemnification hereunder shall notify the indemnifying party of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (a) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (b) 30 days following the termination of the 30-day response period if a response received within such 30-day period by the party seeking indemnification requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully to make available to the defending party all pertinent information under its control and shall not thereafter be indemnified for the cost of any counsel retained by it in connection with such claim. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of Buyer and Sellers. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and Buyer or Sellers refuse to consent to such settlement, then: (i) the "consenting party" shall be excused from, and the "nonconsenting party" shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the "consenting party" relating to such third party claim, demand, action, or proceeding shall be the amount for which said party would have been liable had both parties consented to the settlement (subject to the limits contained in Section 10.02 hereof).

     Section 10.05. Remedies Exclusive. The remedies provided in this Article X shall be the exclusive remedies of the parties hereto after the Closing in connection with, arising out of, or related to this Agreement and the transactions contemplated hereby, including without limitation the purchase and sale hereunder of the Remel Entity Interests.


                                   ARTICLE IX
                                  TERMINATION

     Section 11.01. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated:

          (a)    by mutual written consent of Buyer and Sellers;

          (b) by the Buyer, if the Sellers shall have breached or failed to perform in any material respect any of the their obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Sellers set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to the Buyer's reasonable satisfaction within thirty (30) days after the Buyer gives the Sellers written notice identifying such breach, failure or misrepresentation;

          (c) by the Sellers, if the Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true in any material respect, and any such breach, failure or misrepresentation is not cured to the Sellers' reasonable satisfaction within ten (10) days after Sellers give the Buyer written notice identifying such breach, failure or misrepresentation;

          (d) by the Buyer, if the conditions set forth in Section 7.01 become incapable of satisfaction;

          (e) by the Sellers, if the conditions set forth in Section 7.02 become incapable of satisfaction; or

          (f) by either the Buyer or the Sellers if the Closing has not occurred by July 31, 1997, or such other date, if any, as the Buyer and the Sellers may agree in writing.

     Section 11.02.  Effect of Termination.

          (a)    If this Agreement is terminated (i) under Section 11.01(a) or
(ii) under Sections 11.01(d), (e) or (f) at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Sellers to the Buyer and of the Buyer to the Sellers will terminate without further liability of any party hereto.

          (b)    If this Agreement is terminated under Section 11.01(b), (c),
(d), (e) or (f) at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing contained herein shall be deemed to restrict the remedies available against such party or parties.

          (c) The obligations of the Buyer under Section 6.01(b) shall survive the termination of this Agreement.


                                  ARTICLE XII
                                 MISCELLANEOUS

     Section 12.01. Notices. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person (in a manner through which delivery may be verified) or sent by nationally recognized overnight delivery service or mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

               To the Sellers:

                          c/o Riverside Partners, Inc.
                                One Exeter Plaza, 8th Floor
                                Boston, Massachusetts 02116

                          with a copy to:

                          Stephen M. L. Cohen, Esq.
                          Choate, Hall & Stewart
                          Exchange Place
                          53 State Street
                          Boston, Massachusetts  02109

                          To the Buyer:

                          Remel Acquisition Co.
                          c/o Sybron International Corporation
                          411 E. Wisconsin Avenue
                          Milwaukee, Wisconsin  53202
                          Attn:  R. Jeffrey Harris, Esq.

                          with a copy to:

                          Michael K. Bresson, Esq.
                          Quarles & Brady
                          411 E. Wisconsin Avenue
                          Milwaukee, WI  53202

     Section 12.02. No Waiver. No failure to exercise and no delay in exercising, on the part of the Buyer or the Sellers, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise expressly provided herein, the rights provided are cumulative and not exclusive of any rights provided by law.

     Section 12.03. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by the Buyer and the Sellers. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

     Section 12.04. Choice of Law. This Agreement shall be governed by and construed in accordance with the Delaware Revised Uniform Limited Partnership Act and the internal laws of The Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.

     Section 12.05. Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns but may not be assigned by any party without the written consent of the Buyer and the Sellers.

     Section 12.06. Integration. This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 6.02.

     Section 12.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. One or more counterparts may be delivered via telecopier, and any such telecopied counterpart shall have the same force and effect as an original counterpart hereof.

     Section 12.08. Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

     Section 12.09. Appointment of Agent. The Sellers hereby appoint Riverside Partners, Inc. as their sole and exclusive agent with respect to this Agreement and the Escrow Agreement to be executed in connection herewith. In its capacity as agent, the Agent shall be authorized, in its discretion, to consent to such amendments, modifications, waivers and revisions to this Agreement and the Escrow Agreement on behalf of the Sellers as it shall deem appropriate, and to take any and all actions on behalf of the Sellers, including without limitation executing closing certificates and documents, as it shall deem appropriate, and the signature of an authorized agent of the Agent shall be sufficient to evidence the approval of the Seller(s) thereto. No Seller shall take any action hereunder without the approval of the Agent. The Agent shall not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers shall jointly and severally indemnify the Agent from any losses, claims, damages and expenses arising out of its serving as agent hereunder.

     Section 12.10. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 12.11. Sales Tax; Expenses. Notwithstanding any provisions of law imposing the burden of such taxes on the Sellers or the Buyer, as the case may be, Buyer shall be responsible for and shall pay (a) all sales, use, recording, ad valorem, excise, transfer and all other federal, state, local or other taxes (other than taxes on income to the Sellers) and recording fees, if any, which arise out of the sale by the Sellers of the Remel Entity Interests and other transactions contemplated by this Agreement, and (b) all governmental charges, if any, upon the sale or transfer of any of the Remel Entity Interests. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

     Section 12.12. Termination of Contracts. Concurrent with the Closing and without any further action required by any party, the following agreements shall terminate: that certain employment agreement dated as of September 18, 1992 between the Company and Dale T. Moorman (except that all of Section 6 thereof shall survive and the non-competition period set forth in subsections 6 (f) and
(g) thereof shall be for a period of five years after the Closing; provided, however, that Dale T. Moorman may, as a passive investor, own not more than a five percent (5%) equity interest in an investment fund or partnership which holds an equity interest in a company which would otherwise cause him to violate the terms of subsection 6(f) or (g).

     Section 12.13. Books and Records. The Buyer will retain after the Closing Date all books and records pertaining to the Company, RMI and the Subsidiaries. After the Closing, the Sellers' duly authorized representatives shall be entitled at all reasonable times to have access to and to make copies of all such books and records as necessary in connection with Sellers' tax returns. If the Buyer desires to destroy within five (5) years after the Closing Date any of such books and records that may be required in connection with the preparation or audit of any of the Sellers' tax returns, the Buyer shall first give the Sellers ninety (90) days' written notice and the Seller shall within ninety (90) days of such notice have the right to remove and retain such books and records, and any books and records not so removed by the Sellers may thereafter be destroyed by the Buyer. For purposes of this Section and Section 12.14, the Sellers shall include any person or entity that holds a direct or indirect beneficial interest in any Seller and that is responsible for any tax liability relating to the Company or any Subsidiary prior to the Closing or arising out of the sale of the Remel Entity

Interests.

     Section 12.14. Tax Audits. The Buyer will allow the Sellers and their counsel to control (at their expense) all audits of the Company's and the Subsidiaries' tax returns to the extent that any tax items in dispute could result in an increased tax liability to any Seller for any period ending on or prior to the Closing. The Sellers will not settle any such audit in a manner which could result in an increased tax liability to the Buyer for a period ending after the Closing without the consent of the Buyer, which consent will not be unreasonably withheld.

     Section 12.15. Other Obligations. The Buyer hereby agrees that: (a) at and after the Closing the Company shall be responsible for and shall pay any and all obligations of the Company, Riverside Partners, Inc., Dale T. Moorman and/or the Sellers arising out of or relating to indemnification obligations under Annex A to that certain letter agreement among Goldman, Sachs & Co., the Company, Riverside Partners, Inc. and Dale T. Moorman; and (b) with respect to the Letter Agreements referenced in footnotes 3, 4 and 5 to Schedule 4.16 hereto, the sale of the Remel Entity Interests contemplated hereunder shall be deemed to be a "Sale" thereunder and each of the applicable employees shall be deemed to have fully performed under his or her respective Letter Agreement, if he or she agrees, if requested, to continue employment for 90 days following the Closing, unless the Agent notifies the Buyer that any such employee has failed to satisfy such employee's obligations under paragraph 2 of such Letter Agreement. Sellers shall pay the following: (a) the Goldman, Sachs & Co. fee due in connection with the purchase and sale contemplated and consummated hereunder; and (b) any payments to Dale T. Moorman due as a result of the termination of his employment agreement with the Company.

     Section 12.16. Definitions. The following terms, as used in this Agreement, have the meanings given to them in the section indicated:

Term                                       Section or Place Where Defined

Agent                                            First Paragraph
Authorizations                                   Section 4.14
Balance Sheet                                    Section 4.05
Balance Sheet Date                               Section 4.05
Bankruptcy Limitation                            Section 3.03
Base Purchase Price                              Section 2.02
Benefit Plans                                    Section 4.17
Business                                         Introduction
Buyer                                            First Paragraph
Buyer's Counsel Opinion                          Section 7.02

Cash                                             Section 2.02
Choate Hall Opinion                              Section 7.01
Chrisope L.C.                                    First Paragraph
Closing                                          Section 8.01
Closing Date                                     Section 8.01
Closing Purchase Price                           Section 2.02
Code                                             Section 4.17
Company                                          First Paragraph
Disputed Items Notice                            Section 2.05
ERISA                                            Section 4.17
Environment                                      Section 4.21
Environmental Claim                              Section 4.21
Environmental Laws                               Section 4.21
Eriquez L.P.                                     First Paragraph
Escrow Agreement                                 Section 2.04(e)
Estimated Purchase Price
  Certificate                                    Section 2.03
Final Balance Sheet                              Section 2.02
Final Purchase Price                             Section 2.02
Final Purchase Price Certificate                 Section 2.03
Guarantor                                        First Paragraph
HSR Act                                          Section 6.04
Hazardous Substances                             Section 4.21
Heller                                           Section 2.02
IDS, Inc.                                        Introduction
IDS L.P.                                         First Paragraph
Intellectual Property                            Section 4.10
Losses                                           Section 10.02
Material Contracts                               Section 4.11
Moorman Children Trusts                          First Paragraph
Net Asset Value                                  Section 2.02
Operating Subsidiaries                           Introduction
Partnership Documents                            Section 4.01
RMI                                              First Paragraph
RMI Charter Documents                            Section 4.01
RMLI                                             First Paragraph
R/RLP                                            Introduction
Remel Entity Interests                           Section 1.01
Remel Partners                                   Introduction
Remel Partnership Interests                      Section 1.01
Securities Act                                   Section 5.05
Sellers                                          First Paragraph
Service                                          Section 4.17
Subsidiaries                                     Introduction

                   [Signatures appear on the following page.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as a sealed instrument under the laws of The Commonwealth of Massachusetts as of the date first above written.

BUYER:

REMEL ACQUISITION CO.


By /s/ Dennis Brown
   --------------------------------
   Vice President/Treasurer  (Title)

SELLERS:

REGIONAL MEDIA LABORATORIES, INC.       RIVERSIDE/REMEL LIMITED PARTNERSHIP
                                        By:  Riverside Fund I, L.P.,
                                             its general partner
                                        By:  RPI Limited Partnership I, its  By
 /s/ Dale T. Moorman                         managing general partner
-----------------------------------
  Dale T. Moorman, President

                                        By  /s/ Brian Guthrie
                                           ---------------------------------
 /s/ Robert V. Taylor                        General Partner
-----------------------------------
Robert V. Taylor, as Trustee
of the Ruth Ann Moorman Trust,
dated November 10, 1992, and not           ERIQUEZ FAMILY PARTNERSHIP, L.P.
individually

                                        By  /s/ Louis A. Eriquez
                                          ----------------------------------
 /s/ Robert V. Taylor                     Louis A. Eriquez, General Partner
-----------------------------------
Robert V. Taylor, as Trustee
of the Megan Dale Moorman Trust,
dated November 10, 1992, and not        RIVERSIDE PARTNERS, INC.,
individually                            as agent for the Sellers

                                        By /s/ Brian Guthrie
                                          ----------------------------------
/s/ Robert V. Taylor                      Vice President            (Title)
------------------------------------
Robert V. Taylor, as Trustee
of the Marsha Kay Moorman Trust,
dated November 10, 1992, and not
individually                              /s/ Robert V. Taylor
                                          ----------------------------------
                                          Robert V. Taylor, as Trustee
                                          of the Mary Beth Moorman Trust,
                                          dated November 10, 1992, and not
                                          individually

                                          /s/ Dale T. Moorman
                                          -----------------------------------
                                          Dale T. Moorman, for purposes
                                          of Section 12.12 only

                               GUARANTY OF PARENT


     The undersigned, as the ultimate parent corporation of Remel Acquisition Co. (the "Buyer"), hereby absolutely and unconditionally guarantees to the Sellers the prompt payment and performance of all liabilities and obligations to the Sellers ("Buyer Obligations") of the Buyer under the foregoing Purchase Agreement. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Buyer of the Buyer Obligations and not of collectability, and is in no way conditioned upon any requirement that the Sellers first attempt to collect any of the Buyer Obligations from the Buyer or any other contingency whatsoever. The undersigned acknowledges that the Sellers are relying upon this guaranty in entering into the Purchase Agreement.


                                 SYBRON INTERNATIONAL CORPORATION



                                 By: /s/ Kenneth F. Yontz
                                    ------------------------------------
                                    Chairman, President and
                                    Chief Executive Officer (Title)